EXHIBIT 10.7
FANNIE MAE
ELECTIVE DEFERRED COMPENSATION PLAN II
Effective January 1, 2005
ARTICLE I
Establishment and Purpose
     1.1 Establishment. Reference is made to the Federal National Mortgage Association Elective Deferred Compensation Plan (the “EDC I”), which, on November 15, 2004, was divided into two plans: the legacy EDC I and this Fannie Mae Elective Deferred Compensation Plan II (the “Plan”). The EDC I was frozen as to new deferrals (other than, for the avoidance of doubt, notional earnings on prior deferrals) as of December 31, 2004 and thereafter governs only amounts deferred prior to December 31, 2004 and not materially modified after October 4, 2004, plus notional earnings thereon (“grandfathered benefits”). A Participant’s grandfathered benefits under the EDC I are intended to be grandfathered for purposes of Section 409A and therefore exempt from Section 409A. The Plan is intended to comply with the requirements of Section 409A, including the transition relief provisions thereunder, and shall be construed consistent with that intent. Deferrals made after December 31, 2004 shall be made under the Plan and the rights and obligations of the Company, such Participants and their beneficiaries shall be determined under the Plan.
     A Participant will receive a rate of return on his or her deferrals based on the Participant’s choice among several hypothetical investment funds. The terms and conditions of the Plan are set forth herein.
     1.2 Purpose. The purpose of the Plan is to attract and retain certain individuals of outstanding competence as employees or as members of the Board of Directors of the Company or both by permitting such individuals to elect to defer a portion of their compensation from the Company to a later date or event.
ARTICLE II
Definitions
     When used herein the following terms shall have the following meanings:
     2.1 “Administrator” shall mean the Committee or, solely under the conditions set forth in Section 6.1, the Compensation Committee of the Board of Directors.
     2.2 “Award” shall mean the amount of money, if any, earned in accordance with the provisions of the Federal National Mortgage Association Annual Incentive Plan, the Portfolio Bonus Plan, the Multifamily Bonus Plan, the REO Bonus Plan and such other incentive and bonus plans designated by the Committee.

     2.3 “Board of Directors” shall mean the Board of Directors of the Company.
     2.4 “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended and in effect.
     2.5 “Committee” shall mean the Benefit Plans Committee provided for in Section 6.1.
     2.6 “Company” shall mean Federal National Mortgage Association or Fannie Mae.
     2.7 “Compensation” shall mean (i) in the case of an Executive, his or her regular basic salary, excluding any Awards or other forms of additional compensation and (ii) in the case of a Director, the annual retainer and all fees (excluding any reimbursed expenses) payable to such individual in his or her capacity as a member of the Board of Directors in any calendar year; provided, however, that in the case of an individual who becomes a Participant in accordance with Section 3.2(b), “Compensation” for the year in which such individual first becomes eligible to participate in the Plan shall mean only that Compensation of such individual payable with respect to the portion of the calendar year during which he or she was eligible to participate in the Plan.
     2.8 “Deferral Year” shall mean each calendar year as to which an election is made to defer Compensation or an Award, or both, in accordance with the provisions of Section 3.3 of the Plan.
     2.9 “Deemed Earnings” shall mean the deemed gain or loss with respect to the Deemed Investment Portfolio. The Deemed Earnings with respect to each investment option in a Deemed Investment Portfolio shall be determined by reference to the total actual return, net of applicable fees and expenses, on such investment option for the period in question.
     2.10 “Deemed Investment Portfolio” shall mean a hypothetical portfolio chosen by the Participant from among such investment options as the Executive Vice President and Chief Financial Officer, or his or her designee, may designate as available under the Plan.
     2.11 “Director” shall mean any member of the Board of Directors who receives Compensation in his or her capacity as a member of such Board of Directors.
     2.12 “Executive” shall mean any officer or other member of the management group of the Company who is among the top 15% of the most highly compensated Company employees and whose regular basic salary is at least equal to the minimum qualifying salary established each year by the Senior Vice President of Human Resources or his or her designee.
     2.13 “Incentive Plan” shall mean the Federal National Mortgage Association Annual Incentive Plan, the Portfolio Bonus Plan, the Multifamily Bonus Plan, the REO Bonus Plan and such other incentive and bonus plans designated by the Committee.
     2.14 “Investment Administrator” shall mean the investment advisor with responsibility for administering the Deemed Investment Portfolio.

     2.15 “Participant” shall mean any Executive or Director who becomes a Participant in the Plan as provided in Section 3.2 of the Plan.
     2.16 “Plan” shall mean the Fannie Mae Elective Deferred Compensation Plan II.
     2.17 “Retirement” shall mean (i) in the case of an Executive, a Separation from Service that occurs on or after the date the Participant attains age 55 and has 5 years of service with the Company (as defined under the Federal National Mortgage Association Retirement Savings Plan for Employees) or attains age 65 without regard to the Participant’s years of service or (ii) in the case a Director, any Separation from Service from the Board of Directors.
     2.18 “Section 409A” shall mean Section 409A of the Code.
     2.19 “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations) from the Company and any corporation, partnership or other entity that is part of a controlled group with the Company for employee benefit plan purposes pursuant to the provisions of Code Sections 414(b) or (c). The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.
     2.20 “Termination of Service” shall mean, in the case of an Executive, a Separation from Service other than by reason of Retirement or death.
     2.21 “Unforeseeable Emergency” shall mean an unforeseeable emergency as defined in subsection (a)(2)(B)(ii) of Section 409A, including a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     To the extent permitted by the Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.
ARTICLE III
Eligibility and Participation
     3.1 Eligibility. All Executives and Directors shall be eligible to participate under the Plan.
     3.2 Participation.

     (a) An individual eligible to participate in the Plan under Section 3.1 may become a Participant for any calendar year by executing an irrevocable deferral election (on a form prescribed by the Committee or its designee) with respect to his or her Compensation for such calendar year or with respect to his or her Award to be paid during the next succeeding calendar year, or both. Each such election shall become irrevocable not later than the applicable election deadline. Subject to Section 3.2(b) below, the applicable deadline for a deferral election is such deadline as the Administrator shall establish, which deadline shall in no event be later than the last day of the calendar year preceding the calendar year in which the services to which the deferred compensation relates are to be performed.
     (b) An individual who first becomes eligible to participate in the Plan under Section 3.1 after the beginning of a calendar year by reason of (i) the commencement of employment by the Company as an Executive, (ii) the promotion from a non-executive position to a position as an Executive or (iii) an election or appointment to the Board of Directors, may become a Participant for the remainder of such year by executing an irrevocable deferral election (on a form prescribed by the Committee) with respect to his or her Compensation in respect of services to be performed during the calendar year following such election or his or her Award in respect of services to be performed during the calendar year following such election (as hereinafter determined) within thirty (30) days of the date that he or she becomes eligible to participate after becoming an Executive or Director, as applicable. The amount that a Participant may defer under this Section 3.2(b) with respect to an Award may not exceed an amount equal to the total amount of the Award for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. An individual who already participates or is eligible to participate in (including, except to the extent otherwise provided in Section 1.409A-2(a)(7) of the Treasury Regulations, an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations shall not be treated as eligible for the mid-year election rules of this Section 3.2(b) with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself. Notwithstanding the foregoing, the Administrator may, in its sole discretion, determine prior to the beginning of a calendar year that no mid-year election that would otherwise be permitted under this Section 3.2(b) shall be permitted for such following calendar year.
     (c) A Participant’s deferral elections for a Plan Year shall be cancelled as to future deferrals if the Participant receives a withdrawal under Section 5.3(c) below or receives a hardship distribution under the Retirement Savings Plan pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations. A Participant may also cancel his or her deferral elections as to future deferrals upon the occurrence of any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, provided such cancellation is made by the later of (i) the end of the calendar year in which such impairment occurs or (ii) the 15th day of the third month following the date on which such impairment occurs. If a Participant’s deferral elections are cancelled pursuant to this Section 3.2(c), any later deferral election by the Participant will be subject to the timing requirements of Section 3.2(a).

     3.3 Deferral Election.
          (a) As a condition of participation under the Plan:
     (i) An Executive must agree to defer at least one thousand dollars ($1,000) of Compensation for each calendar year as to which such Executive elects to defer Compensation. The amount of Compensation deferred may be in any increment. The maximum amount that may be deferred for any calendar year under this Plan by a Participant who is an Executive is fifty percent (50%) (or such other percent as prescribed by the Administrator prior to the applicable election deadline) of the Compensation (including any amount deferred under this Plan) of such Participant for such calendar year.
     (ii) An Executive must agree to defer a specified percentage or dollar amount of his or her Award for each calendar year as to which such Executive elects to defer all or part of his or her Award. Such deferred amount may be determined as a fixed percentage of the Award, a percentage of the excess over a specified dollar amount, a specified maximum dollar amount or in such other manner as may be provided by the Committee from time to time prior to the applicable election deadline. A Participant who is an Executive may elect to defer for any calendar year up to one hundred percent (100%) (or such other percent as prescribed by the Administrator prior to the applicable election deadline) of the Award (including any amount deferred under this Plan) of such Participant for such calendar year. For the avoidance of doubt, no more than 100% of any Award may be deferred, in the aggregate, under this Plan and all other deferral plans of the Company for any calendar year.
     (iii) A Director must agree to defer at least an amount equal to twenty-five percent (25%) of Compensation for each calendar year as to which such Director elects to defer Compensation. The amount of Compensation deferred may be in any increment. A Participant who is a Director may elect to defer for any calendar year up to one hundred percent (100%) (or such other percent as prescribed by the Administrator prior to the applicable election deadline) of the Compensation (including any amount deferred under this Plan) of such Participant for such calendar year.
     (b) An election made under this Plan with respect to Compensation shall relate only to Compensation for the succeeding calendar year, or to Compensation for the remainder of a calendar year if Section 3.2(b) applies, and a separate election must be made in order to defer Compensation during any subsequent year. In the event of a failure to make a timely election to defer as to Compensation for any year, no portion of the Participant’s Compensation for such year may be deferred under this Plan.
     (c) Each deferral election under Section 3.2 shall (in accordance with Sections 5.2, 5.3, and 5.4) also designate:

     (i) the date or event after which payment is to commence, which shall be stated as the January of a given year or the January commensurate with or next following the event;
     (ii) the method of payment;
     (iii) a Deemed Investment Portfolio; and
     (iv) the beneficiary to receive any payments if the Participant dies before receiving all amounts to which he or she is entitled under the Plan.
     If the Participant fails to designate a Deemed Investment Portfolio as required under Sections 3.3(c)(iii) and 4.1(c), Participant’s deferral shall be allocated among the hypothetical investment options in accordance with the Participant’s most recent Deemed Investment Portfolio designation. If the Participant has not previously made a Deemed Investment Portfolio designation, the Participant’s deferral shall be allocated to the Advantus Money Market Portfolio (or the successor fund designated by the Chief Financial Officer of the Company or his or her designee), and the deferral shall remain allocated to such Portfolio until such time as the Participant changes the allocation under the procedures set forth in Section 4.1(c).
ARTICLE IV
Participant’s Account
     4.1 Accounts.
     (a) The Company shall establish bookkeeping accounts to record the deferrals under this Plan. Each Participant shall have a separate account for each Deferral Year, and each account shall be increased and decreased as provided in this section.
     (b) During the Deferral Year, the Company shall credit each Participant’s account for that year as follows:
     (i) The amount of Compensation deferred under Section 3.2(a) by each Participant who is an Executive shall be credited to such Participant’s account on a biweekly basis, by crediting, at the end of each such biweekly period, one-twenty-sixth of the total annual deferral, or on such other basis as may be determined by the Chief Financial Officer of the Company or his or her designee prior to the applicable election deadline. The amount of Compensation deferred under Section 3.2(b) by each Participant who is an Executive shall be credited to such Participant’s account on a biweekly basis, by crediting at the end of each such biweekly period of participation, an amount determined by dividing the total amount the Participant has elected to defer under Section 3.1 by the number of biweekly periods remaining in the calendar year at the time the Executive first became eligible to participate, or on such other basis as may be determined by the Chief Financial Officer of the Company or his or her designee prior to the applicable election deadline. If as a result of participation in this Plan, an Executive is prevented from electing the maximum deferral under the Federal National Mortgage

Association Retirement Savings Plan for Employees (“RSP”) then an additional amount shall be credited to the account of such Participant who is an Executive as of December 31 of the Deferral Year, equal to the amount the Company would have contributed as a match to the RSP for such Deferral Year with respect to Compensation deferred under Section 3.2 of this Plan had such Participant elected to make the maximum permissible Participant Contributions (as such term is used in the RSP) to such Retirement Savings Plan during the Deferral Year with respect to his or her Compensation deferred under Section 3.2 of this Plan.
     (ii) The amount of the Award deferred under Section 3.2(a) or 3.2(b) by each Participant who is an Executive shall be credited to such Participant’s account on the date such Award would have been paid to such Executive had its receipt not been deferred under the Plan.
     (iii) The amount of Compensation deferred under Section 3.2 by each Participant who is a Director shall be credited to such Participant’s account by a monthly crediting at the end of each month of an amount obtained by multiplying the amount of Compensation which would have been payable to such Participant in such amount (determined without regard to such Participant’s deferral election under Section 3.2) by the percentage of Compensation such Participant has elected to defer in the Deferral Year.
     (c) A Participant shall designate a Deemed Investment Portfolio, and shall allocate the amount credited to his or her account as a result of deferral elections among the hypothetical investment options offered for inclusion in a Deemed Investment Portfolio. A Participant shall so designate a Deemed Investment Portfolio by directly contacting the Investment Administrator. A Participant may change such allocation at any time by notice to the Investment Administrator, in accordance with such procedures as may be established by the Investment Administrator.
     (d) The Participant’s accounts shall be adjusted periodically for Deemed Earnings. A Participant’s account (reduced in accordance with Section 4.1(e)) shall continue to be adjusted in accordance with this Section 4.1(d) during (A) any installment payment period which may have been elected by the Participant under Section 5.3(a), (B) any installment payment period in connection with a financial hardship withdrawal approved by the Committee pursuant to Section 5.3(c) or 5.5(c), and (C) the period following the Participant’s death but prior to the payment of the balance of the Participant’s accounts pursuant to Section 5.4.
     (e) The Participant’s account shall be reduced by any payments made to the Participant, his or her beneficiary, estate or representative. Each payment shall be made from the Participant’s account on a pro rata basis from among the hypothetical investments designated for such account by the Participant under Section 4.1(c).
     4.2 Funding Prohibitions. All entries in a Participant’s account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. All payments to be made under the Plan shall be paid from the general funds of the Company. Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company’s unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unsecured promise of the Company that such payments shall be made.
ARTICLE V
Payment
     5.1 Payment of Account. Payment of amounts credited to a Participant’s account shall be made in the manner and at the time or times specified herein. All payments shall be made by Company check. The normal payment schedule will consist of one payment in January of each year.
     5.2 Commencement of Payment. When the Participant makes the deferral election under Section 3.2 for a Deferral Year, he or she shall also elect the time at which payment of the amounts credited to the account established for such Deferral Year shall commence. The earliest time a Participant may elect to have payment commence shall be the January following the Deferral Year. A Participant may subsequently elect to change his or her prior election of the date of commencement of payment if and only if such change (i) shall not take effect for at least twelve (12) months after the date on which the subsequent election is made; (ii) is made at least twelve (12) months prior to the date on which the first payment was scheduled to be made (“prior election payment date”); and (iii) results in a new payment date that is delayed by at least five (5) years, as measured from the prior election payment date. Any such change of the time of commencement of payment shall be made in the manner specified by the Committee consistent with Section 409A. Payment of amounts credited to such account shall commence in the January coincident with or next following the date or event specified by the Participant in such election, or, if changed, in the most recent change pursuant to this Section 5.2.
     5.3 Method of Payment.
     (a) The Participant shall elect to have the balance of each of his or her accounts paid out in one of the following methods: (1) a single lump sum; (2) annual installments over a period of years (selected by the Participant) not to exceed 15; or (3) an initial installment of an amount specified by the Participant followed by annual installments over a period of years not to exceed 15 and commencing in a year selected by the Participant. Annual installments will be calculated by dividing the balance of the account at the end of the prior year by the number of installments remaining to be paid.
     (b) When the Participant makes the deferral election under Section 3.2 for a Deferral Year, he or she shall also elect the method of payment for the account established for such Deferral Year. Such election of payment method for a Deferral Year may be changed by the Participant, provided that such change (i) shall not take effect for at least twelve (12) months after the date on which the subsequent election is made; (ii) is made at least twelve (12) months prior to the prior election payment date (as defined in Section 5.2); and (iii) results in a new payment date that is delayed by at least five (5) years, as measured from the prior election payment date. Payment of amounts credited to such account shall commence in the January coincident with or next following the date or event specified by the Participant in such election, or, if changed, in the most recent change pursuant to this Section 5.3(b).
     (c) Notwithstanding any other provision of the Plan to the contrary, a Participant or beneficiary may be permitted to withdraw, but only to the extent permitted by Section 409A, a part or all of any deferred amounts provided, however, that such distribution shall be made only if the Benefit Plans Committee (or, as provided in Section 6.1, the Compensation Committee of the Board of Directors), in its sole discretion, determines (i) that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency or (ii) that an acceleration of payments is necessary in order for a federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. If an Unforeseeable Emergency is determined to exist pursuant to clause (i) above, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The entire balance in the Participant’s accounts may be withdrawn pursuant to clause (ii) above. The Benefit Plans Committee (or the Compensation Committee) shall have the right to require such Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence of the circumstances described in clause (i) or (ii) above.
     5.4 Payment on Death
     (a) Notwithstanding any provisions of the Plan to the contrary, in the event of the death of any Participant, the balance in each of the Participant’s accounts shall be paid to the Participant’s beneficiary in a single lump sum payment within thirty (30) days after the date of such death.
     (b) Each Participant shall designate a beneficiary to whom any balance in each account under this Plan shall be payable on his or her death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has not surviving spouse, then to the following beneficiaries if then living in the following order of priority: (i) to the Participant’s children (including adopted children and stepchildren) in equal shares, (ii) to the Participant’s parents in equal shares, (iii) to the Participant’s brothers and sisters in equal shares, and (iv) to the Participant’s estate. Each Participant may at any time change any beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its delegate for such purposes. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.

     5.5 Payment on Separation from Service.
     (a) Upon a Participant’s Retirement, payments from the Participant’s accounts will be made as the Participant specified in his or her deferral election pursuant to Section 3.3(c), or if changed, in the most recent change pursuant to Section 5.2 or 5.3(b).
     (b) Upon the Termination of Service of a Participant who is an Executive, the balance in each of such Participant’s account(s) shall be paid to the Participant in a single lump sum payment in the January following Termination of Service, unless the Participant has elected not to have the foregoing lump sum payment provision apply in his or her deferral election(s), but to have payments from his or her accounts made as he or she specified in his or her deferral elections pursuant to Section 3.3(c), or if changed, in the most recent change pursuant to Section 5.2 or 5.3(b). Any change of election shall be made in the manner specified by the Committee.
     (c) Notwithstanding Sections 5.5(a) and (b) above, a Participant may withdraw an amount from one or more of his or her accounts prior to the January following his or her Termination of Service under the circumstances set forth in Section 5.3(c).
     (d) Notwithstanding any provision of this Section 5 or any other provision of the Plan to the contrary, in the case of a Participant who is an individual determined by the Administrator or its delegate to be a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A, payment of such Participant’s benefit owing to a Separation from Service with the Company shall not commence until the January coincident with or next following the date which is six (6) months and one (1) day after the date of such Separation from Service or, if earlier than the end of such period, the date of death of such Participant. The Administrator may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status. Any such written election shall be deemed part of the Plan.
ARTICLE VI
Administration
     6.1 Administration. The Plan shall be administered by the Benefit Plans Committee; provided, however, that all decisions affecting officers having the title of Executive Vice President or a higher ranking title shall be made by the Compensation Committee of the Board of Directors. The Benefit Plans Committee shall have all powers necessary to carry out the provisions of the Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret the Plan in a manner consistent with its express provisions.

ARTICLE VII
Miscellaneous
     7.1 Termination of Plan. The Company may at any time by action of its Board of Directors terminate this Plan. Upon termination of the Plan, no further deferrals will be permitted, and the Participant’s Compensation will be restored on a non-deferred basis. Each Participant’s accounts as they then exist will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections. Notwithstanding the foregoing, the Company may provide for the immediate distribution of all accounts upon termination of the Plan as a whole or with respect to any Participant or group of Participants, but only to the extent the Company determines to be desirable to comply with Section 409A.
     7.2 Amendment. The Company may at any time amend this Plan in any respect, (i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of its Board of Directors or, (ii) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall materially or adversely affect the rights of any Participant under any Award for which a deferral election has already been made as of the date of such amendment, except as permitted under Section 409A.
     7.3 No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber otherwise convey the right to receive any payments under this Plan, and any payments under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     7.4 No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon an Executive the right to continue in the employ of the Company as an Executive or in any other capacity, or as conferring upon a Director the right to continue as a member of the Board of Directors.
     7.5 Headings. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.
     7.6 Applicable Law. The Plan shall be construed and administered under the laws of the District of Columbia.
     7.7 Section 409A Transition Relief. The Company may, by action of the Committee, authorize changes to time and form of payment elections but only to the extent consistent with the transition rules, and during the transition relief period, provided under Section 409A and guidance issued thereunder by the Internal Revenue Service.